CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 14, 2013, on the financial statements of LoCorr Investment Trust (the “Trust”), comprising LoCorr Managed Futures Strategy Fund, LoCorr Long/Short Commodities Strategy Fund, and LoCorr Long/Short Equity Fund, as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to LoCorr Investment Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 15, 2013